THIS AMENDING AGREEMENT is effective as of the 22nd day of October, 2014.

BETWEEN:

LITHIUM EXPLORATION GROUP, INC., with an office at 3800 North Central Avenue, Suite 820, Phoenix, Arizona, 85012.

(the “Company”)

AND:

INTERNATIONAL COMPASS, LLC with an address at P.O. Box 80936, Phoenix, Arizona 85060.

(the “Contractor”)

WHEREAS:

A.	the Company and the Contractor have previously entered into a consulting agreement on January 1, 2014 (the “Consulting Agreement”); and

B.	the Company and the Contractor wish to make certain amendments to the provisions of the Consulting Agreement.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration for the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings set out in the Consulting Agreement, as applicable.

2.	Section 3.1 of the Consulting Agreement is deleted in its entirety and replaced with the following:

Compensation. The Contractor shall receive payment of USD$12,000 per month, payable on the 1st of every month for the term of this Agreement, as compensation for providing the Services pursuant to the terms of this Agreement (the “Compensation”) and an additional aggregate of USD$30,000 payable as of October 22, 2014 (the “Bonus”). The Compensation will, at the sole discretion of the Company, be paid in cash and/or common shares of the Company registered with the Securities and Exchange Commission on Form S-8 (the “Compensation Shares”). Any Compensation Shares issued shall be issued to the Contractor on a going forward, monthly basis provided that this Agreement remains in force at such time and has not been terminated by the parties hereto. The Bonus will also be paid in common shares of the Company registered with the Securities and Exchange Commission on Form S-8 (the “Bonus Shares”). The number of any Compensation Shares and Bonus Shares issued to the Contractor shall be based on the volume weighted average trading close price of the Company’s common shares in the five (5) trading days immediately preceding the applicable dates upon which the Compensation Shares or the Bonus Shares become due. The Compensation Shares, if any, shall be registered to “Bryan Kleinlein”.

3.	Section 4.1 of the Consulting Agreement is deleted in its entirety and replaced with the following:

2

Effective Date. This Agreement shall become effective as of January 1, 2014 (the “Effective Date”), and shall continue for a period of 10 months thereafter (the “Term”) or until earlier terminated pursuant to the terms of this Agreement.

4.

In all other respects the terms and conditions of the Consulting Agreement shall continue in full force and effect and the parties hereby agrees and confirms that the Consulting Agreement is in good standing and each of the parties hereto is not in default of any of its obligations under the Consulting Agreement.

5.

Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Amending Agreement.

6.	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

7.

This Amending Agreement may be executed in counterparts and by electronic or facsimile transmission, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amending Agreement as of the day and year first above written.

LITHIUM EXPLORATION GROUP, INC.

Per:
Name: Alexander Walsh
Title: President and Director

INTERNATIONAL COMPASS, LLC

Per:
Name: Bryan Kleinlein
Title: President